Exhibit 99.1

Chiasma Reports Fourth Quarter and Year End 2016 Results

WALTHAM, Mass., Mar. 16, 2017 — Chiasma, Inc. (NASDAQ:CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today reported financial results for the fourth quarter and year ended December 31, 2016.

“Chiasma remains committed to developing a new oral treatment option for patients with acromegaly despite the challenging year that we’ve had,” said Mark J. Fitzpatrick, president and chief executive officer of Chiasma. “We are currently conducting an international Phase 3 clinical trial – MPOWERED –of oral octreotide capsules for the maintenance treatment of adult patients with acromegaly to potentially support regulatory approval in Europe. In addition, we continue to engage with the FDA to determine potential development and regulatory paths forward for octreotide capsules in the United States.”

Key Corporate Highlights

•	Mycapssa NDA: As previously announced, Chiasma received a Complete Response Letter (CRL) from the Food and Drug Administration (FDA) on April 15, 2016 regarding our New Drug Application (NDA) for Mycapssa. The FDA expressed concerns regarding certain aspects of our single-arm, open-label Phase 3 clinical trial and strongly recommended that we conduct a randomized, double-blind and controlled trial that enrolls patients from the United States and is of sufficiently long duration to ensure that control of disease activity is stable at the time point selected for the primary efficacy assessment. In the second quarter of 2016, we participated in an End of Review meeting with the FDA. In the minutes of the meeting, the FDA reiterated its concerns and also introduced the concept that some of its concerns could potentially be addressed through a placebo-controlled study design. Chiasma acknowledges this feedback and continues to work with the FDA on potential pathways forward, including the possibility of conducting a trial consistent with the FDA’s recommendations, to potentially secure approval in the U.S. for Mycapssa.

In addition, the FDA advised in the CRL that, during a site inspection, certain deficiencies were conveyed to the representative of one of our suppliers that would need to be resolved before approval. In December 2016, we were informed that the supplier had recently received its Establishment Inspection Report (EIR) from FDA. The receipt of the EIR is an indication that FDA has concluded its inspection of the supplier and as of the date of its report considers outstanding deficiencies resolved.

•	MPOWERED™ Phase 3 Trial: Chiasma continues to enroll patients in our Phase 3 trial of Mycapssa in adult acromegaly patients. In 2016, enrollment in this trial met our internal expectations. The FDA advised us that the MPOWERED clinical trial will not be sufficient to address the concerns identified by the FDA in the CRL. We therefore modified certain elements of the MPOWERED™ study in an effort to preserve patients, sites and other resources necessary to potentially conduct an additional Phase 3 trial addressing the FDA’s concerns and produce data packages that could be suitable for submission in both the United States and the European Union.

Chiasma intends to provide further clinical and regulatory strategy updates if and when we are able to reach an understanding with FDA on the development path forward for Mycapssa. The company remains committed to the advancement of Mycapssa for acromegaly to potentially improve patient care.

Fourth Quarter and Year End 2016 Financial Results

•	Marketing, G&A Expenses: Marketing, general and administrative expenses were $2.5 million for the quarter ended December 31, 2016, compared to $6.3 million for the same period of 2015. The decrease was primarily due to the June and August 2016 reductions in force of substantially all of our commercial personnel and certain administrative functions as well as the corresponding reduction in pre-commercial activity expenditures following the CRL.

•	R&D Expenses: Research and development expenses were $4.8 million for the quarter ended December 31, 2016, compared to $8.2 million for the same period of 2015. The decrease was primarily due to purchases of active pharmaceutical ingredient in 2015 which did not reoccur in the quarter ended December 31, 2016 and reduced compensation-related costs following the reduction of our research personnel in August 2016.

•	Restructuring Charges: Restructuring charges were $0.6 million for the quarter ended December 31, 2016 primarily consisting of the impairment of leasehold improvements related to our former Israel lease which we successfully terminated in November 2016.

•	Net Loss: For the quarter ended December 31, 2016, our net loss attributable to common stockholders was ($7.9) million, or ($0.32) per basic share. This compares to a net loss of ($14.5) million, or ($0.61) per basic share, for the same period of 2015.

•	Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2016 were $93.0 million, compared to $99.4 million as of September 30, 2016, primarily reflecting the company’s fourth-quarter operating expenditures and restructuring-related payments. Cash, cash equivalents and marketable securities as of December 31, 2015 were $148.8 million. The company expects our existing cash, cash equivalents and marketable securities to fund our operations beyond 2018.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are registered trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s commitment to develop new treatment options for patients with rare and serious chronic diseases, specifically acromegaly, the company’s efforts to explore pathways to potentially enable regulatory approval of octreotide capsules in the US, the company’s ongoing MPOWERED Phase 3 clinical trial, the company’s ability to preserve patients, sites and other resources necessary to enable it to potentially conduct an additional Phase 3 trial addressing the FDA’s concerns and produce data packages that could be suitable for submission in both the United States and the European Union, and the company’s expectation that its existing cash, cash equivalents and marketable securities will be sufficient to fund its operations beyond 2018. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with the ability of the company’s suppliers to pass future regulatory inspections; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (SEC) on March 16, 2017, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Andrew Blazier

Sharon Merrill Associates

(617) 542-5300

chma@investorrelations.com

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended		For the twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating expenses:
Marketing, general and administrative	$2,548	$6,274	$21,815	$16,456
Research and development	4,791	8,246	31,317	18,991
Restructuring charges	605	—	8,179	—

Total operating expenses	7,944	14,520	61,311	35,447

Loss from operations	(7,944)	(14,520)	(61,311)	(35,447)
Other expense (income), net	(158)	(3)	(547)	300

Loss before provision for income taxes	(7,786)	(14,517)	(60,764)	(35,747)
Provision for income taxes	109	15	347	161

Net loss	(7,895)	(14,532)	(61,111)	(35,908)
Accretion of redeemable convertible preferred stock	—	—	—	(318)

Net loss attributable to common stockholders	$(7,895)	$(14,532)	$(61,111)	$(36,226)

Earnings per share attributable to common stockholders
Basic	$(0.32)	$(0.61)	$(2.51)	$(3.25)

Diluted	$(0.32)	$(0.61)	$(2.51)	$(3.25)

Weighted-average shares outstanding:
Basic	24,359,584	23,955,776	24,319,443	11,151,978

Diluted	24,359,584	23,955,776	24,319,443	11,151,978

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$37,013	$41,039
Marketable securities	55,971	107,715
Prepaid expenses and other current assets	2,110	2,331
Property and equipment, net	683	676
Other assets	979	1,347

Total assets	$96,756	$153,108

Accounts payable	$1,166	$157
Accrued expenses	5,534	4,657
Other current liabilities	1,700	1,700
Long-term liabilities	2,631	3,778

Total liabilities	11,031	10,292
Total stockholders’ equity	85,725	142,816

Total liabilities and stockholders’ equity	$96,756	$153,108